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NAME OF REGISTRANT

Franklin Investors Securities Trust
File No. 811-04986

EXHIBIT ITEM No. 77I(b): Terms of new or amended securities

The Franklin Adjustable U.S. Government
Securities Fund,Franklin Convertible
Securities Fund, Franklin Equity Income
Fund and Franklin Low Duration Total
Return Fund, began offering Advisor Class shares on May 15, 2008.